ITEX ANNOUNCES RECORD-SETTING OPERATING CYCLE

•	$26.5 Million in Transaction Volume Represents a 20% Increase Over Previous Year

•	Six Offices Exceed $1 Million Dollars In Transaction Volume

•	Cash Billing Sets a New Company Record

Bellevue, WA - December 27, 2007 - ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, today announced the results of its most recent operating cycle, ending December 20, 2007. We have thirteen, 28-day operating cycles each fiscal year. December is traditionally our best cycle of the fiscal year.

We set a number of company records during our most recent operating cycle (all numbers are unaudited) including:

•	$26,578,884 in business to business combined transaction volume (“CTV”)
•	Six licensees surpassed the $1 million dollar CTV level
•	The number one office during the period was a Southern California franchise, whose numbers topped $1.7 million; triple their CTV for the same period in 2006
•	22 offices set personal records; exceeding their CTV for any previous period
•	ITEX cash billings topped $1.6 million for the period.

“Our three company-owned stores (San Francisco, Chicago and Cleveland) doubled their CTV compared to the first billing cycle after their acquisition just 5 months ago,” noted Steven White, Chairman and CEO. “This is a positive sign that our initiatives and integration have taken a strong foothold.

“We are very pleased with the depth and breadth of the growth achieved. Growth occurred on many levels at a large number of our offices,” continued Mr. White. “Our high level of transaction volume translates into increased cash transaction fees, another shared reward of our efforts. Although the operating cycle just preceding the Christmas holiday is generally our highest, we hope to continually set additional records throughout the remaining portion of our fiscal year. These numbers are not necessary indicative of our performance for the quarter or the year, but we do believe they indicate that we are gaining traction with our strategic initiatives.”

 About ITEX - ITEX, The Membership Trading Community SM, is a thriving community of member businesses buying and selling more than $250 million a year in ITEX dollar transactions. Member businesses increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services. ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions. ITEX is headquartered in Bellevue, WA.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-KSB and Forms 10-QSB, which are available at www.sec.gov., including under the caption, “Management's Discussion and Analysis of Financial Condition and Results of Operations.” All information set forth in this release is as of December 27, 2007, and ITEX undertakes no duty to update this information.

For more information, please visit www.itex.com